Exhibit 16.2

January 30, 2014

Securities and Exchange Commission 100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 28, 2014, to be filed by our former client, Hauppauge Digital, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,